UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 10, 2010 (August 10, 2010)

GEORGIA GULF CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-09753	58-1563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 Perimeter Center Place, Suite 460, Atlanta, GA	30346
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (770) 395 - 4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2010, Georgia Gulf Corporation (the “Company”) announced that it had hired Joseph C. Breunig, age 49, to become Executive Vice President- Chemicals as more fully described in the press release filed as Exhibit 99.1 hereto, which is incorporated herein by reference.  Mr. Breunig’s base salary will be $475,000 per annum and his annual incentive bonus target will be 65% of his base salary ($308,750), with a minimum payout of 0% ($0) and a maximum payout of up to 200% ($617,500) of target, depending on the Company’s attainment of its financial goals.  He will be awarded restricted stock units with a target value of $750,000 as of his date of employment.  Those restricted stock units will vest over a period of five years, with one-fourth of them vesting on each of the second, third, fourth and fifth anniversaries of the initial grant date.  Mr. Breunig will be provided with a car, receive a supplemental retirement benefit, be reimbursed for relocation expenses and temporary housing expenses for up to twelve months, be eligible for 5 weeks vacation per year, and participate in the Company’s change in control severance plan.

Prior to beginning his employment with the Company, Mr. Breunig was employed by BASF Corporation where, since 2005, he has held the position of Executive Vice President and President of Market and Business Development for North America.  In that position, Mr. Breunig was responsible for the operations of eleven regional business units, multi-business manufacturing sites, corporate engineering and new market and customer development.

Item 7.01                                             Regulation FD Disclosure.

The information included under Item 5.02 and Exhibit 99.1 hereto is incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(d)                                 Exhibits

Number	Exhibit

99.1	Press Release, dated August 10, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORGIA GULF CORPORATION

	By:	/s/ Joel I. Beerman
	Name:	Joel I. Beerman
	Title:	Vice President, General Counsel and Secretary

Date: August 10, 2010